Exhibit 99.1

Cyteir Therapeutics Reports Fourth Quarter and Full Year 2021 Financial Results and Operational Highlights

- Continue to enroll in monotherapy and combination studies with CYT-0851 with potential for interim safety and efficacy data in second half 2022

- Progress achieved in key clinical milestones described in the 2021 IPO: Advanced CYT-0851 monotherapy to Phase 2 and initiated Phase 1 combination therapy study

- Projected cash runway into 2024 to support planned R&D and clinical studies

- Conference call and webcast scheduled for 4:30 p.m. ET on March 16, 2022

LEXINGTON, MA— March 16, 2022 — Cyteir Therapeutics, Inc. (“Cyteir”) (Nasdaq: CYT), a company focused on the discovery and development of next-generation synthetically lethal therapies for cancer, today reported financial results for the fourth quarter and full year ended December 31, 2021 and provided an update on recent operational highlights.

“In 2021, we made significant progress towards our goal of advancing our lead program CYT-0851 in the clinic with the completion of a dose escalation study and identification of the recommended Phase 2 dose. Our interim analysis demonstrated anti-tumor effects with disease control and responses in heavily pretreated and progressing lymphoma and solid tumor patients, with a safety profile consisting primarily of mild adverse events,” said Markus Renschler, MD, President and Chief Executive Officer of Cyteir. “We are now dosing patients in the Phase 2 monotherapy expansion cohorts and have begun Phase 1 combination therapy cohorts. We expect interim safety and efficacy data read-outs from these cohorts this year that may allow us to design one or more potentially registrational trials. We continue to invest in our pipeline and are advancing two new targets from our synthetic lethality DNA damage response platform toward the clinic.”

Fourth Quarter and Full Year 2021 Accomplishments

Advanced CYT-0851 Clinical Program

•
Cyteir completed the dose-escalation portion of the first-in-human Phase 1/2 trial of CYT-0851 up to the maximum feasible daily dose of 1200 mg and determined the maximum tolerated dose of 600 mg per day. The recommended Phase 2 dose was identified as 400 mg per day. An interim analysis of the Phase 1 portion was presented in an oral session at the 2021 American Society of Clinical Oncology (ASCO) meeting. In a heavily pretreated and progressing patient group typical of Phase 1 studies, we demonstrated disease control in 20 of 46 response evaluable patients, including three responses in non-Hodgkin lymphoma and soft tissue sarcoma. No patient at or below the recommended Phase 2 dose discontinued treatment for treatment-related adverse events. The three most common treatment-related adverse events were fatigue (21% of patients), hyperuricemia (11%), and nausea (11%). There was no clinically significant myelosuppression.
•
We began enrolling patients in six disease-specific Phase 2 expansion cohorts with monotherapy in hematologic malignancies and solid tumors. In January 2022, the first patient was dosed. Completion of stage 1 of this study is expected before the end of 2022.
•
Simultaneously, we initiated a Phase 1 combination study of CYT-0851 with three standard-of-care regimens: rituximab plus bendamustine, gemcitabine and capecitabine, in both hematologic malignancies and solid tumors. In January 2022, we dosed the first patient in the study, and we are currently enrolling additional patients. Initial safety data from this combination study is expected before the end of 2022.
•
In total for our CYT-0851 Phase 1/2 trial, we are now actively enrolling nine patient cohorts in both monotherapy and combination therapy with interim safety results expected in 2022.

Advanced DNA Damage Response (DDR) Platform

•
In 2021, we initiated two additional drug discovery projects focused on identifying inhibitors of DNA damage repair. The first of these undisclosed targets (Target 2) plays a key role in Non-Homologous End Joining (NHEJ) and the second (Target 3) in Microhomology-Mediated End Joining (MMEJ) DNA repair pathways. For both targeted drug discovery projects, we have identified subsets of cancers that, we believe, uniquely depend on the target of interest for their survival and we are working to identify patient selection biomarkers to identify these cancer subsets for use in drug candidate development. Both undisclosed target projects are currently in lead generation, and we anticipate reaching the drug candidate nomination stage in 2023.
•
We expect to complete IND-enabling studies for CYT-1853 in the first half of 2022 and if the data supports an overall risk-benefit improvement and differentiation from CYT-0851, we plan to file an IND application with the FDA before the end of 2022.

Efficient execution of research and clinical strategy with cash runway into 2024

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Ended 2021 with approximately $190 million in cash and cash equivalents with cash runway expected to extend into 2024
•
Continued investment in our clinical and preclinical portfolio
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Progress achieved in key clinical milestones, including advancing CYT-0851 monotherapy to Phase 2 and initiating Phase 1 combination therapy study
•
Continuing to build management and research teams while maintaining low employee turnover

2022 Key Milestones Completed

•
Dose first patient in the Phase 1 CYT-0851 combination therapy cohorts
•
Dose first patient in the Phase 2 CYT-0851 monotherapy expansion cohorts

2022 Expected Key Milestones Completed

•
Present data from Phase 1 CYT-0851 monotherapy dose escalation study
•
Announce top line safety data from Phase 1 CYT-0851 combination therapy study
•
Announce top line interim results from stage 1 of CYT-0851 Phase 2 monotherapy study
•
Design potential registrational trial for one or more indications with CYT-0851
•
File IND for CYT-1853
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Continue to elucidate CYT-0851’s molecular target and mechanism of action
•
Lead optimization of NHEJ inhibitor leading to potential target nomination in 2023
•
Lead optimization of MMEJ inhibitor leading to potential target nomination in 2023

Fourth Quarter and Full Year 2021 Financial Results

Cash and cash equivalents: cash and cash equivalents as of December 31, 2021 were $189.7 million, which are expected to fund planned operations into 2024.

Research and development (R&D) expenses: R&D expenses were $8.3 million for the fourth quarter of 2021 versus $3.9 million for the same period in 2020 and $31.0 million for the full year 2021 versus $16.8 million for full year 2020. The year-over-year increase in R&D spending in the comparative periods was due primarily to increased research activity, clinical trial expenses and headcount, including initiation of Phase 1 and Phase 2 studies for our product CYT-0851.

General and administrative (G&A) expenses: G&A expenses were $3.6 million for the fourth quarter of 2021 compared to $1.5 million for the same period in 2020 and $11.3 million for the full year 2021 compared to $4.2 million for full year 2020. The year-over-year increase in G&A expenses in the comparative periods was primarily due to employee-related costs, as well as other administrative expenses associated with company growth and operating as a public company.

Net loss: Net loss was $11.8 million, or $0.34 per share, in the fourth quarter of 2021 compared to $5.4 million, or $2.92 per share, for the same period in 2020. For the full year 2021, net loss was $42.1 million, or $2.16 per share compared to $20.8 million, or $13.60 per share for full year 2020.

Fourth Quarter and Full year 2021 Conference Call and Webcast Information

Cyteir will host a conference call to discuss the fourth quarter and full year of 2021 financial and operational results on Wednesday, March 16, 2022, at 4:30 p.m. ET. The conference call will be available by webcast on the Investor Relations page at www.cyteir.com. An audio replay of the call will be available on the website after 9:00 p.m. ET the same day.

About Cyteir Therapeutics, Inc.

Cyteir is a clinical-stage oncology company that is focused on the discovery and development of next-generation synthetically lethal therapies to treat cancer. The company is using its expertise in DNA damage response biology to advance a pipeline of novel drug candidates that selectively target key cancer vulnerabilities. Cyteir’s wholly owned lead compound, CYT-0851, is a selective, oral investigational drug that was designed to inhibit DNA repair.

Forward-Looking Statements

This press release contains “forward-looking statements” regarding Cyteir’s expected developments related to clinical trials, timing and results of our preclinical and clinical studies, our plans to develop patient selection biomarkers, 2022 expected key milestones and our expected cash runway. Forward-looking statements include statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding capital market conditions, our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: our limited operating history and that we have no products approved for commercial sale, which may make it difficult for you to evaluate our current business and predict our future success and viability; that we have incurred significant losses since inception and expect to incur losses for the foreseeable future and may never achieve or maintain profitability; our need substantial additional funding; that we have never successfully completed any clinical trials, and we may be unable to do so for any drug candidates we develop; that our clinical trials may fail to demonstrate adequately the safety and efficacy of any of our drug candidates, which would delay or prevent further clinical development of those candidates, or prevent marketing approval from FDA or similar regulatory authorities; that we are developing CYT-0851, and potentially future drug candidates, for use in combination with other therapies, which exposes us to additional risks; if we are unable to successfully develop and commercialize companion diagnostic tests for our drug candidates, or experience significant delays in doing so, we may not realize the full commercial potential of our drug candidates; synthetic lethality represents an emerging class of precision medicine targets, and negative perceptions of the efficacy, safety or tolerability of this class of targets, including any that we develop, could adversely affect our ability to conduct our business, advance our drug candidates or obtain regulatory approvals; if we are unable to adequately protect and enforce our intellectual property or obtain and maintain patent protection for our technology and products or if the scope of the patent protection obtained is not sufficiently broad, our competitors or other third parties could develop and commercialize technology and products similar or identical to ours, and our ability to successfully develop and commercialize our technology and products may be impaired; that the continuing outbreak of COVID-19 (including any resurgences, including due to variants, thereof) in the United States and other countries and shortages of qualified healthcare personnel may adversely affect our business and the market price of our common stock; and other factors set forth under the heading “Risk Factors” in Cyteir’s final prospectus dated June 17, 2021 and our filings that we make from time to time with the Securities and Exchange Commission (the “SEC”). Any forward-looking statement made in this press release speaks only as of the date on which it is made. The company does not undertake any obligation to update any such statement or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law.

For further information, please reference the company’s reports and documents filed with the SEC. You may get these documents by visiting EDGAR on the SEC website at www.sec.gov.

INVESTOR CONTACT:

Lisa Hayes

Vice President, Investor Relations and Corporate Communications

908-868-8926

Lisa.Hayes@cyteir.com

MEDIA CONTACT:

Michele Parisi

925-429-1850

mparisi@forwardhealthinc.com

CYTEIR THERAPEUTICS, INC

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Operating expenses:
Research and development	$8,255	$3,917	$30,959	$16,765
General and administrative	3,607	1,463	11,300	4,178
Total operating expenses	11,862	5,380	42,259	20,943
Loss from operations	(11,862)	(5,380)	(42,259)	(20,943)
Other income:
Other income	47	20	133	120
Total other income	47	20	133	120
Net loss	$(11,815)	$(5,360)	$(42,126)	$(20,823)
Net loss per share—basic and diluted	$(0.34)	$(2.92)	$(2.16)	$(13.60)
Weighted-average common stock outstanding—basic and diluted	35,136,168	1,837,268	19,499,292	1,530,924

CYTEIR THERAPEUTICS, INC

CONDENSED BALANCE SHEETS

(Unaudited, in thousands, except share and per share amounts)

	2021	2020
Assets
Current assets:
Cash and cash equivalents	$189,723	$10,938
Prepaid expenses and other current assets	3,354	1,193
Total current assets	$193,077	$12,131
Property and equipment, net	2,055	1,287
Other assets	256	317
Total assets	$195,388	$13,735
Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,785	$1,689
Accrued expenses and other current liabilities	5,726	1,448
Total current liabilities	$7,511	$3,137
Deferred rent, net of current portion	384	452
Other long term liabilities	201	766
Total liabilities	$8,096	$4,355
Commitments and contingencies (Note 12)
Series A redeemable convertible preferred stock, 0 and 5,817,996 shares authorized, issued, and outstanding as of December 31, 2021 and 2020, respectively; liquidation preference of $5,818 as of December 31, 2020	-	5,696
Series B redeemable convertible preferred stock, 0 and 71,199,999 shares authorized as of December 31, 2021 and 2020, respectively; 0 and 55,200,000 shares issued and outstanding as of December 31, 2021 and 2020, respectively; liquidation preference of $55,200 as of December 31, 2020	-	51,715
Series C redeemable convertible preferred stock, 0 shares authorized, issued, and outstanding as of December 31, 2021 and 2020	-	-
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value: 40,000,000 shares authorized as of December 31, 2021; no shares issued and outstanding as of December 31, 2021	-	-
Common stock, $0.001 par value: 280,000,000 and 100,000,000 shares authorized as of December 31, 2021 and 2020,respectively; 35,389,453 and 2,719,721 shares issued as of December 31, 2021 and 2020, respectively; 35,219,834 and 2,044,284 shares outstanding as of December 31, 2021 and 2020, respectively	35	2
Additional paid-in capital	279,310	1,894
Accumulated deficit	(92,053)	(49,927)
Total stockholders’ equity (deficit)	187,292	(48,031)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$195,388	$13,735